ARTICLES OF INCORPORATION
                                                        OF
                                          AMERICAN PUBLIC HOLDINGS, INC.


         I, the undersigned incorporator of a corporation under the Mississippi Business Corporation Act, adopt the following Articles of Incorporation for such corporation:
         FIRST:  The name of the corporation is American Public Holdings, Inc.

         SECOND: The number of shares which the corporation is authorized to issue is 75,000,000, divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:
Number of                                                       Par
 Shares                                Class               Value per Share

50,000,000                             Common              No par value.

25,000,000                             Preferred           $1.00

         The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing articles of amendment pursuant to the laws of the State of Mississippi, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and right of the shares of each such series and the qualifications, limitations or restrictions thereof.
         The authority of the board with respect to each series shall include, but not be limited to, determination of the following:



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         (a)      The number of shares constituting that series and the
distinctive designation of that series;
         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
         (h) Any other relative rights, preferences and limitations of that series.


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         Dividends on  outstanding  shares of  Preferred  Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.
         If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
         Shareholders shall not have the right to cumulate their votes for directors nor shall the shareholders be entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two (2) or more candidates.

         THIRD: The street address of the corporation's initial registered office is 2305 Lakeland Drive, Jackson, Mississippi, and the name of its initial registered agent at that office is Ralph B.
Plummer.

         FOURTH:  The name and address of the incorporator is:

         NAME                               ADDRESS

         David L. Martin                    633 N. State Street
                                            Jackson, MS 39202


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         FIFTH:  A  director  of  the  corporation  will  not be  liable  to the corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except liability for: (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended; or
(iv) an intentional violation of criminal law. If the Mississippi Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Mississippi Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         SIXTH: The board of directors of the corporation shall have power to make any indemnity, including advance of expenses, to, and to enter into contracts of indemnity with, any director, officer, or employee, except an indemnity against his gross negligence or willful misconduct. Any determination as to any indemnity shall be made in accordance with applicable sections of the bylaws.

                                                    Dated December 21, 1995
 .




                                                 David L. Martin, Incorporator



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